EXHIBIT 23.7

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references in this Amendment No. 1 to the Registration Statement on Form S-4 of Plains Exploration & Production Company to our firm and to the use of our reserve reports setting forth the interests of Plains Exploration & Production Company and its subsidiaries (collectively the “Company”) relating to the estimated quantities of certain of the Company’s proved reserves of oil and gas and present values thereof for the periods included therein. We further consent to the reference to our firm under the heading “Experts”.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
Executive Vice President

Houston, Texas

September 17, 2007